UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 24, 2013

Integrity Applications, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-54785	98-0668934
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

102 Ha’Avoda Street, P.O. Box 432, Ashkelon, Israel	L3 78100
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  972 (8) 675-7878

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Election of Director

On February 24, 2013, the Board of Directors (the “Board”) of Integrity Applications, Inc. (the “Company”) increased the size of the Board from five directors to six directors and appointed Israel Ehrlich to serve as a director of the Company to fill the vacancy created by the increase in the size of the Board.

There is no arrangement or understanding between Mr. Ehrlich and any other person pursuant to which Mr. Ehrlich was selected as a director and there are no relationships between Mr. Ehrlich and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934.  There has not been any material plan, contract or arrangement (whether or not written) to which Mr. Ehrlich is a party or in which he participates that was entered into in connection with this appointment as a director of the Company.

(e)           Approval of Cash Bonus Awards to Certain Executive Officers

On February 24, 2013, the Board approved the payment by the Company’s wholly owned subsidiary, A.D. Integrity Applications, Ltd., of cash bonuses of up to $60,000 and $30,000, respectively, to each of Avner Gal, the Company’s Chief Executive Officer, and David Malka, the Company’s Executive Vice President of Operations.  The bonuses are to be paid in two installments (of 40% and 60%, respectively) upon each of the submission of the technical file to the notified body for the Company’s CE Mark application and the submission of clinical data to the notified body for the Company’s CE Mark application, in each case subject to A.D. Integrity Applications, Ltd. having working capital on the payment date of each installment of at least $2,000,000.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 6, 2013

INTEGRITY APPLICATIONS, INC.

By:	/s/ Avner Gal
Name: Avner Gal
Title: Chief Executive Officer